                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              NEWMONT GOLD COMPANY
                (Name of Registrant as Specified in Its Charter)

                              NEWMONT GOLD COMPANY
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

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     (4) Date filed:

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- ---------------
    1 Set forth the amount on which the filing fee is calculated and state how it was determined.

- --------------------------------------------------------------------------------

                              NEWMONT GOLD COMPANY
- --------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT GOLD COMPANY will be held on Thursday, May 12, 1994 at 9:00 a.m. in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors,

        2. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                                     TIMOTHY J. SCHMITT
                                                         Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 29, 1994

- --------------------------------------------------------------------------------
        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
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

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of the Company of record at the close of business on March 24, 1994 are entitled to vote at the Annual Meeting of Stockholders. As of March 21, 1994, there were 96,225,101 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election, who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Shareholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Under the Company's Certificate of Incorporation, By-Laws or Delaware law, abstentions and broker "non-votes" as to particular matters will not count as votes cast for or against any matters, and are counted only for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders except with respect to the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about March 29, 1994 concurrently with the mailing of the Company's 1993 Annual Report. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Company by mail, telephone, telegraph or personal interview. All costs of the solicitation of proxies will be borne by the Company. The Company will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Company's common stock. A stockholder who executes a proxy may revoke it by (i) delivering to the Secretary of the Company at any time before the proxies are voted, a written notice of the revocation bearing a later date than the proxy or (ii) attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen & Co. has acted as auditors for the Company since 1967. The Board of Directors has selected Arthur Andersen & Co. to continue in that capacity for the current year. In addition to audit services, Arthur Andersen & Co. has regularly provided tax consulting services to the Company. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1995 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before

November 28, 1994. Proposals should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

     PRINCIPAL STOCKHOLDER. As of March 21, 1994, the only beneficial owner of more than 5% of the outstanding shares of the Company was Newmont Mining Corporation ("NMC"), 1700 Lincoln Street, Denver, Colorado 80203, which owned 85,850,101 shares (89.22%) and as to which it had sole voting and investment power. See "Principal Stockholders of NMC".

                           (1) ELECTION OF DIRECTORS

     NOMINEES. Each of the eleven persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for the term of one year and until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Bolduc and Cambre who were elected to the Board of Directors in March 1994 and October 1993, respectively, all of the nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and are all currently serving as directors of the Company. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

     The following table contains a summary of the background and principal occupations of the nominees.

                                                                                     DIRECTOR
                                      NOMINEE                                         SINCE
- ---------------------------------------------------------------------------------------------
RUDOLPH I. J. AGNEW (59)...........................................................    1989
  Former Chairman and Chief Executive Officer of Consolidated Gold Fields PLC, a
     natural resources company; Chairman, World Conservation Monitoring Centre, a charitable organization for environmental data gathering
  Director of NMC, Global Stone Corporation, New London PLC and Standard Chartered
     PLC
- ---------------------------------------------------------------------------------------------
J. P. BOLDUC (54)..................................................................     1994
  President since 1990 and Chief Executive Officer effective January 1, 1993 of W.
     R. Grace & Co., a specialty chemical and health care company; previously, he held various senior positions with W. R. Grace & Co. since 1983.
  Director of NMC, Brothers Gourmet Coffee, Inc., Marshall & Ilsley Corporation,
     Sunstrand Corporation and Unisys Corporation
- ---------------------------------------------------------------------------------------------
RONALD C. CAMBRE (55)..............................................................    1993
  Vice Chairman and Chief Executive Officer of the Company since November 1, 1993;
     previously Vice President and Senior Technical Advisor to the Office of the
     Chairman of Freeport-McMoRan Inc., a natural resources company, since 1988.
  Vice Chairman and Chief Executive Officer and Director of NMC
- ---------------------------------------------------------------------------------------------
JOSEPH P. FLANNERY (61)............................................................    1989
  Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a
     holding company; Partner in Clayton & Dubilier, Inc., an investment firm, from
     September 1, 1988 through December 31, 1990
  Director of NMC, APS Holding Corporation, Arvin Industries, Inc., Ingersoll-Rand
     Company, K-Mart Corporation and The Scotts Company
- ---------------------------------------------------------------------------------------------

                                                                                     DIRECTOR
                                      NOMINEE                                         SINCE
- ---------------------------------------------------------------------------------------------
THOMAS A. HOLMES (70)..............................................................    1989
  Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company, a
     manufacturer of machinery
  Director of NMC, Arvin Industries, Inc., Becton Dickinson and Co. and W. R. Grace
     & Co.
- ---------------------------------------------------------------------------------------------
GORDON R. PARKER (58)..............................................................    1981
  Chairman of the Company; Retired Chief Executive Officer of the Company
  Chairman and Director of NMC
  Director of The Williams Companies, Inc.
- ---------------------------------------------------------------------------------------------
T. PETER PHILIP (61)...............................................................    1984
  President of the Company and Chief Operating Officer of the Company since October
     31, 1988
  President and Chief Operating Officer and Director of NMC
- ---------------------------------------------------------------------------------------------
ROBIN A. PLUMBRIDGE (58)...........................................................    1989
  Chairman and Chief Executive Officer of Gold Fields of South Africa Limited, a
     natural resources company
  Director of NMC, Driefontein Consolidated Limited and Kloof Gold Mining Company
     Limited
- ---------------------------------------------------------------------------------------------
ROBERT H. QUENON (65)..............................................................    1988
  Mining consultant since August 16, 1991; previously Chairman of Peabody Holding
     Company, Inc., a coal producer, from August 16, 1990 through August 15, 1991;
     previously President and Chief Executive Officer of Peabody Holding Company,
     Inc.
  Chairman of Federal Reserve Bank of St. Louis; Director of Laclede Steel Company
     and Union Electric Company
- ---------------------------------------------------------------------------------------------
JAMES V. TARANIK (53)..............................................................    1986
  President of Desert Research Institute, University and Community College System
     of Nevada, an environmental research organization
- ---------------------------------------------------------------------------------------------
WILLIAM I. M. TURNER, JR. (65).....................................................    1989
  Chairman and Chief Executive officer of EXSULTATE INC., a holding company, since
     July 1, 1990; previously Chairman and Chief Executive Officer of PCC
     Industrial Corporation, a holding company, from February 1, 1989 through June
     30, 1990; previously Chairman and Chief Executive Officer of Consolidated
     Bathurst Inc., a forest products company
  Director of NMC and Schroders PLC
- ---------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     RECENT DEVELOPMENTS. Effective as of January 1, 1994, NMC agreed to transfer to the Company all of the assets of NMC, other than 85,850,101 shares of the Company's common stock owned by NMC (approximately 89.22% of the outstanding shares of the Company's common stock following completion of the Transaction (as defined below)), in exchange for (i) the assumption by the Company of all existing and future liabilities of NMC, but not NMC's obligations with respect to NMC's $5.50 convertible preferred stock (other than accrued and unpaid dividends as of December 31, 1993) and employee stock options of NMC exercisable for the common stock of NMC, (ii) the issuance by the Company to NMC of preferred stock of the Company having terms identical to the NMC's Preferred Stock (except that upon conversion, NMC will be entitled to receive shares of Company common stock (instead of NMC common stock)), and (iii) the issuance by the Company to NMC of options exercisable for Company common stock on the same terms as NMC's options (the preceding in its entirety, the "Transaction").

     STOCK OWNERSHIP. As of March 17, 1994, all directors and executive officers of the Company as a group beneficially owned 3,775 shares of the Company's common stock, constituting in the aggregate less than 1% of the Company's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. Except as described under "Principal Stockholders of NMC", as of March 17, 1994, all directors and executive officers of the Company as a group beneficially owned 422,871 shares of NMC's common stock, constituting in the aggregate less than 1% of NMC's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power.

                      NAME OF                         SHARES OF THE COMPANY       SHARES OF NMC
                  BENEFICIAL OWNER                     COMMON STOCK OWNED       COMMON STOCK OWNED
- ----------------------------------------------------  ---------------------     ------------------
Rudolph I. J. Agnew.................................             --                     2,000
John P. Bolduc......................................             --                        --
Ronald C. Cambre....................................             --                    27,840(1)
Graham M. Clark, Jr. ...............................             --                    20,050(1)
Joseph P. Flannery..................................             --                     2,200
Pierre Haas.........................................          2,000                     2,000
Thomas A. Holmes....................................             --                     5,568
Walter R. Lawrence..................................             --                    63,555(1)
W. James Mullin.....................................             --                     4,250(1)
Gordon R. Parker....................................          1,200                   127,886(1)
T. Peter Philip.....................................            100                    33,763(1)
Robin A. Plumbridge.................................             --                     2,000
Robert H. Quenon....................................            300                       300
James V. Taranik....................................            100                       100
William I. M. Turner, Jr. ..........................             --
All directors and executive officers as a group,
  including those named above (26 persons)..........          3,775                   422,871(1)

- ---------------

(1) Includes 24,000, 55,500, 20,840, 15,750, 60,159, 4,250 and 294,517 shares of
    NMC which Messrs. Cambre, Parker, Philip, Clark, Lawrence, Mullin and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 17, 1994 by the exercise of options granted by NMC.

     PRINCIPAL STOCKHOLDERS OF NMC. The description of the beneficial ownership of the outstanding NMC common stock and the other information which is set forth below is based upon the Schedules 13D under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission by the persons reporting such beneficial ownership and certain additional information provided by such persons to NMC. The power of such persons to vote and dispose of the NMC common stock is subject to the contractual arrangements described below.

     Soros Restricted Group. According to a Schedule 13D dated April 23, 1993 (as amended by Amendment 1 thereto dated May 10, 1993, the "Soros Schedule 13D") and Statements of Changes in Beneficial Ownership on Form 4, dated January 7, 1994, filed by Mr. George Soros ("Soros") with the Commission under the Exchange Act, as of December 21, 1993, Quota Fund N.V. ("Quota"), Quantum Fund N.V. ("Quantum") and Quasar International Partners C.V. ("Quasar") beneficially owned in the aggregate 8,461,450 shares of NMC common stock, or approximately 12.3% of the outstanding NMC common stock. The shares of NMC common stock were acquired by Quota, Quantum and Quasar at the direction of Soros Fund Management ("SFM"), an investment advisory firm whose sole proprietor is Soros. SFM acts as the principal investment manager or asset manager to Quota, Quantum and Quasar. The sole power to direct the disposition of the shares of NMC common stock currently owned by Quota, Quantum and Quasar is held by SFM. In addition, the authority to vote such shares of NMC common stock is shared by SFM with Quota, Quantum and Quasar, acting through their respective corporate officers, but, according to the Soros Schedule 13D, SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by SFM. SFM shares the power to direct the disposition of 8,200 shares of NMC's convertible preferred stock, par value $5.50 per share, held by Quasar with D. Nolan Management Company, Inc. ("Nolan"). The authority to vote these securities is shared by SFM and Nolan with Quasar, acting through the corporate officers of Quasar's managing general partner, but SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by Nolan or SFM. According to the Soros Schedule 13D, Soros, as sole proprietor of SFM, may be deemed to be the beneficial owner of the shares of NMC common stock beneficially owned by Quota, Quantum and Quasar.

     According to the Soros Schedule 13D and Statements of Changes in Beneficial Ownership on Form 4 filed with the Securities and Exchange Commission on January 10, 1994 by Duquesne Capital Management Incorporated ("Duquesne") and Mr. Stanley S. Druckenmiller ("Druckenmiller"), chief executive officer and principal stockholder of Duquesne, as of December 9, 1993, certain clients of Duquesne, for which Duquesne has investment discretion, beneficially owned 459,650 shares of NMC common stock, or approximately 0.7% of the outstanding NMC common stock and Druckenmiller's spouse had an interest in 17,704 shares of NMC common stock, or approximately 0.03% of the outstanding NMC common stock, for an aggregate number of 477,354 shares of NMC common stock, or approximately 0.7% of the outstanding NMC common stock, for which Druckenmiller may be deemed to have a beneficial ownership interest. According to the Soros Schedule 13D, Druckenmiller and Duquesne may be deemed to be beneficial owners of the shares of NMC common stock beneficially owned by the clients of Duquesne.

     Soros Standstill Agreement. In connection with the acquisitions of the shares of NMC common stock described above, NMC entered into an agreement dated as of May 10, 1993 (the "Soros Standstill Agreement") with Soros, SFM, Druckenmiller, Duquesne, Quantum, Quasar and Quota (collectively, with certain other entities, the "Soros Restricted Group") relating to permitted stockholdings and certain other matters.

     The following is a summary of provisions of the Soros Standstill Agreement. This summary contains all material provisions of, but does not purport to be complete and is qualified in its entirety by reference to, the Soros Standstill Agreement, a copy of which was filed as an exhibit to NMC's Registration Statement of NMC on Form S-3 (Registration Number 33-65271) (the "Registration Statement"), filed with the Securities and Exchange Commission with respect to the offering of certain shares of NMC common stock owned by DIA Holdings (Overseas) B.V., RIT Capital Partners plc, each as more fully described below, and Newgold Limited, an indirect, wholly owned subsidiary of RIT Capital Partners plc.

     Under the Soros Standstill Agreement, members of the Soros Restricted Group are prohibited, with certain exceptions, from acquiring, prior to November 1, 1997, beneficial ownership of any Outstanding Voting Securities (as defined therein) of NMC if, after such acquisition, the Soros Restricted Group would beneficially own in the aggregate more than 13.5% of the Voting Power (as defined therein) of all Outstanding Voting Securities, without obtaining the prior consent of a majority of the Board of Directors of NMC, including a majority of the directors who are not nominees of James M. Goldsmith. Goldsmith, a former director of the Company and of NMC resigned from such positions as of March 9, 1994. Since such date, he has had no affiliation with the Company or with NMC other than through his direct and indirect ownership of NMC common stock.

     Members of the Soros Restricted Group (other than any Fund, as defined therein) may acquire beneficial ownership of any Outstanding Voting Securities from the Goldsmith/Rothschild Restricted Group (as defined below) so long as the aggregate percentage of the acquired Outstanding Voting Securities reduces the percentage limitation set forth in the Goldsmith/Rothschild Standstill Agreement (as defined below) (currently 36.4%) by an amount equal to the aggregate percentage of Outstanding Voting Securities so transferred to the Soros Restricted Group and members of the Goldsmith/Rothschild Group may acquire beneficial ownership of any Outstanding Voting Securities from the Soros Restricted Group so long as the aggregate percentage of the acquired Outstanding Voting Securities reduces the percentage limitation set forth in the Soros Standstill Agreement (currently 13.5%) by an amount equal to the aggregate percentage of Outstanding Voting Securities so transferred to the Goldsmith/Rothschild Group.

     Subject to certain exceptions and, except as otherwise provided in the Soros Standstill Agreement, no member of the Soros Restricted Group may assign, sell or otherwise transfer any Voting Securities if such member or any of its affiliates knows or, after reasonable inquiry, should have known, that the transferee will beneficially own, after giving effect to such transfer, more than an aggregate of 9.9% of the Voting Power of all Outstanding Voting Securities, unless such transferee agrees to be bound by the provisions of the Soros Standstill Agreement.

     The Soros Restricted Group is obligated with respect to the election of directors of NMC to vote, upon the request of NMC, the Voting Securities held by the Soros Restricted Group for the nominees recommended by the Board of Directors. On all other matters the Soros Restricted Group may vote such Voting Securities as it determines in its sole discretion.

     The Soros Standstill Agreement will terminate on the earlier of November 1, 1997, or the date of the occurrence of certain specified events, including (i) the issuance by NMC of any new class of securities having the right to vote, separately as a class, for directors, or to approve, separately as a class, mergers or any other major transactions involving NMC unless the issuance and specific terms of such new class of securities has been approved in advance by the affirmative vote of a majority of the outstanding stock of NMC entitled to vote thereon at an annual or special meeting called for the purpose of acting thereon or (ii) upon notice by SFM that it has determined to terminate the Soros Standstill Agreement effective on a date stated in such notice given within ninety days after the execution or approval by NMC of (a) the disposition of its interest in the Company which would result in NMC holding less than 51% of the Company's outstanding common stock, (b) the sale, lease or exchange of all or substantially all of the property or assets of the Company or (c) any plan of reorganization or liquidation of NMC, in each case, without the prior approval of a majority of the holders of the Outstanding Voting Securities.

     The Goldsmith/Rothschild Restricted Group. As of July 15, 1993, DIA Holdings (Overseas) B.V. ("DIA Overseas"), Jupiterstraat 158, 2130 AH Hoofddorp, The Netherlands, was the direct beneficial owner with sole voting and investment power of 3,400,000 shares, or 4.98%, of the outstanding NMC common stock. Goldsmith is Chairman of the indirect parent corporation of DIA Overseas and has certain authority with respect to the ultimate parent corporation of both DIA Overseas and its direct and indirect parent corporations.

     As of July 15, 1993, RIT Capital Partners plc ("RIT"), 27 St. James's Place, London SW1A 1NR, England, was the direct beneficial owner with shared voting and investment power of 1,000,000 Shares, or 1.46%, of the outstanding NMC common stock.

     J. Rothschild Capital Management Limited ("JRCML") is an indirect, wholly-owned subsidiary of St. James's Place Capital plc ("SJPC"). Pursuant to the terms of an investment management agreement between RIT and JRCML, JRCML serves as the investment manager of RIT's portfolio investments and has authority on behalf of RIT to vote and sell RIT's shares of NMC common stock (subject to the terms of the Goldsmith/Rothschild Standstill Agreement (as defined below)). As a result of JRCML's investment management agreement with RIT, and the indirect ownership of JRCML by SJPC, SJPC may be deemed to own beneficially the shares of NMC common stock beneficially owned by RIT. The address of both SJPC and JRCML is 27 St. James's Place, London SW1A 1NR, England.

     Goldsmith/Rothschild Standstill Agreement. NMC is a party to an agreement dated as of December 7, 1990, as amended by an Amendment thereto dated May 10, 1993 and certain other letter agreements with respect thereto (the "Goldsmith/Rothschild Standstill Agreement") with certain entities including Goldsmith (collectively, with those other entities, the "Goldsmith Group") and with certain entities including Hornwood Investments N.V., SJPC, RIT and Jacob Rothschild (collectively, with those other entities, the "Rothschild Group") (the Goldsmith Group and the Rothschild Group, together the "Goldsmith/Rothschild Restricted Group") relating to permitted stockholdings and certain other matters.

     The following is a summary of certain provisions of the Goldsmith/Rothschild Standstill Agreement. This summary contains all material provisions of, but does not purport to be complete and is qualified in its entirety by reference to, the Goldsmith/Rothschild Standstill Agreement, a copy of which was filed as an exhibit to the Registration Statement. Reference should also be made to the entire Goldsmith/Rothschild Standstill Agreement for the provisions not summarized below.

     Under the Goldsmith/Rothschild Standstill Agreement, members of the Goldsmith/Rothschild Restricted Group are prohibited, except as described above under "Soros Standstill Agreement" and except as otherwise provided in the Goldsmith/Rothschild Standstill Agreement, from acquiring, prior to November 1, 1997, beneficial ownership of any Outstanding Voting Securities (as defined therein) of NMC if, after such acquisition, the Goldsmith/Rothschild Restricted Group would beneficially own in the aggregate more than 36.4% of the Voting Power (as defined therein) of all Outstanding Voting Securities. However, in certain circumstances, Goldsmith has the right to make a tender offer, and any member of the Rothschild Group shall have the right to participate as a bidder in such tender offer, for any and all Outstanding Voting Securities.

     If, at any time the Goldsmith/Rothschild Restricted Group beneficially shall own 9.9% or more of the Voting Power of all Outstanding Voting Securities, Goldsmith will have the right to recommend for nomination for election as directors of NMC a number of persons relative to the number of persons constituting the whole Board of Directors that is proportional to the percentage of Voting Power of all Outstanding Voting Securities then beneficially held by the Goldsmith/Rothschild Restricted Group, subject to certain limitations. The Board of Directors is obligated to nominate for election as directors of NMC (i) the number of qualified, acceptable persons recommended by Goldsmith as described above, and (ii) so long as the Goldsmith/Rothschild Restricted Group beneficially owns more than 25% of the Voting Securities (as defined therein), a number of qualified persons who are independent of the management of NMC and of the Goldsmith/Rothschild Restricted Group (the "Independent Directors") such that, if all such persons were elected, the total number of Independent Directors and persons whom Goldsmith is entitled to recommend as directors would constitute at least a majority of all directors of NMC. The Goldsmith/Rothschild Restricted Group is obligated with respect to the election of directors of NMC to vote the Voting Securities held by the Goldsmith/Rothschild Restricted Group for the nominees recommended by the Board of Directors. On all other matters the Goldsmith/Rothschild Restricted Group may vote such Voting Securities as it determines in its sole discretion.

     The Goldsmith/Rothschild Standstill Agreement provides certain registration rights to the Goldsmith/Rothschild Restricted Group in connection with a bona fide public offering by the Goldsmith/ Rothschild Restricted Group.

     Subject to certain exceptions and, except as otherwise provided in the Goldsmith/Rothschild Standstill Agreement, no member of the Goldsmith/Rothschild Restricted Group may assign, sell or otherwise transfer any Voting Securities if such member or any of its affiliates knows or, after reasonable inquiry, should have known, that the transferee will beneficially own, after giving effect to such transfer, more than an aggregate of 9.9% of the Voting Power of all Outstanding Voting Securities, unless such transferee agrees to be bound by the provisions of the Goldsmith/Rothschild Standstill Agreement.

     The Goldsmith/Rothschild Standstill Agreement will terminate on November 1, 1997 unless terminated earlier in certain cases, including (i) the issuance by NMC of any new class of securities having the right to vote, separately as a class, for directors, or to approve, separately as a class, mergers or any other major transactions involving NMC unless the issuance and specific terms of such new class of securities has been approved in advance by the affirmative vote of a majority of the outstanding stock of NMC entitled to vote thereon at an annual meeting or special meeting called for the purpose of acting thereon, (ii) by Goldsmith after the execution or approval by NMC of (a) the disposition of its interest in the Company which would result in NMC holding less than 51% of the outstanding common stock of the Company, (b) the sale, lease or exchange of all or substantially all of the property or assets of the Company or (c) any plan of reorganization or liquidation of NMC, in each case, without the prior approval of a majority of the holders of the Outstanding Voting Securities, (iii) by Goldsmith at any time during which the Goldsmith/Rothschild Restricted Group holds more than 50% of the Voting Power of all Outstanding Voting Securities acquired as a result of a tender offer or (iv) the earlier of the final adjournment of the first annual meeting of the stockholders of NMC or the creation of a Board of Directors of NMC of which a majority of the directors are nominees of the Goldsmith/Rothschild Restricted Group, in either such case after the Goldsmith/Rothschild Restricted Group beneficially owns more than 50% of the Voting Power of all Outstanding Voting Securities acquired as a result of a tender offer.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither directors of NMC nor officers nor employees of the Company or of NMC or its subsidiaries are entitled to receive $20,000 per annum for service on the Company's Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Company or of NMC or its subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the Chairman of the committee.

     Mr. Parker has entered into a Consultation Agreement with the Company and NMC effective as of October 31, 1993. Such agreement provides that Mr. Parker will act as a consultant to each of NMC and the Company. Mr. Parker is entitled to receive, in the aggregate, compensation under the agreement equal to $400,000 per annum from December 1, 1993 through December 31, and $300,000 per annum through December 31, 1995. Mr. Parker is not entitled to any compensation as a director of either of the Companies, other than compensation for meetings actually attended. Mr. Parker is not entitled to participate in any directors' stock award plan, although all stock options awarded to Mr. Parker under NMC's 1987 Key Employees Stock Option Plan and 1992 Key Employees Stock Plan prior to his retirement on November 30, 1993 will continue to vest during 1994. As a result of the Transaction (see "Recent Developments" above), the Company will be responsible for payment of such compensation to Mr. Parker.

     During 1993, the Board of Directors held eight meetings and each incumbent director attended more than 75% in the aggregate of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Company or of NMC or its subsidiaries. The members of these committees during all of 1993 were:

        AUDIT                    COMPENSATION                 NOMINATING
- ----------------------    --------------------------    ----------------------
Joseph P. Flannery(1)     Rudolph I. J. Agnew           Rudolph I. J. Agnew
Pierre Haas               Joseph P. Flannery            Joseph P. Flannery(1)
Robin A. Plumbridge       Thomas A. Holmes(1)           Thomas A. Holmes
Robert H. Quenon          William I. M. Turner, Jr.
James V. Taranik

- ---------------
(1) Chairman

     The Audit Committee recommends independent public accountants to act as auditors for the Company for consideration by the Board of Directors, reviews the Company's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Company's financial statements and their reports thereon, reviews the Company's accounting policies, tax matters and internal controls and oversees compliance by the Company with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Company by the independent public accountants, primarily consultation on tax matters. Access to the Audit Committee is given to the Company's Controller. During 1993, the Audit Committee held three meetings.

     The Compensation Committee's duties include recommending to the Board of Directors the levels and forms of compensation to be paid to the officers and key employees of the Company and to be paid to salaried employees generally. During 1993, the Compensation Committee held six meetings.

     The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders and slates of officers to be elected by the Board of Directors. During 1993, the Nominating Committee held four meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Company.

            CONTRACTUAL ARRANGEMENTS WITH NEWMONT MINING CORPORATION

     MANAGEMENT SERVICES AGREEMENT. The Company and NMC were parties to a Management Services Agreement pursuant to which the Company provided to NMC all general executive, administrative and other services normally available from the corporate personnel of the Company as NMC required from time to time in the ordinary course of its business. NMC reimbursed the Company on an allocable basis the costs incurred for providing such services, including salaries and other compensation costs of executive officers of the Company who performed services for NMC, office space rental and the costs of all other items classified as general administrative overhead. In 1993, the amount charged under the Management Services Agreement was $21.8 million. As a result of the Transaction, this agreement was terminated effective as of January 1, 1994 (see "Recent Developments" above).

     EXPLORATION AGREEMENT. The Company and Newmont Exploration Limited ("NEL"), formerly a wholly-owned subsidiary of NMC and currently a wholly-owned subsidiary of the Company, were parties to an Exploration Agreement pursuant to which NEL undertook mine geology at the various mining operations on the Company's properties. In 1993, the amount charged under the Exploration Agreement was $19.4 million. As a result of the Transaction, this agreement was terminated effective as of January 1, 1994 (see "Recent Developments" above).

     TAX RELATIONSHIPS. The Company is included in the consolidated federal income tax return of NMC and its 80% or greater owned subsidiaries, filed by NMC as parent, and certain other state income tax returns filed by NMC on a combined or consolidated basis. Effective January 1, 1994, NMC and the Company have entered into a new tax sharing agreement for the allocation of federal and state income taxes.

     Under the agreement, the Company has succeeded to all NMC federal and state income tax attributes existing as of December 31, 1993, and has assumed all NMC liabilities for federal and state income taxes, interest and penalties attributable to tax periods ending on or before December 31, 1993.

     For all tax periods beginning after December 31, 1993, the Company will determine its federal and state tax income liability on a separate return basis, which shall include the taxable income, loss, credits and other relevant tax items attributable to all members of the Newmont consolidated or combined group that are owned directly or indirectly by the Company.

     Consistent therewith, the Company will pay to NMC the greater of regular corporate income tax or the corporate alternative minimum tax, as applicable, computed on a separate return basis, including interest and penalties. The Company will tender payment to NMC no later than the time the Company would have been required to pay income tax to the Internal Revenue Service ("IRS") or the relevant state taxing authorities had the Company filed on a separate return basis.

     NMC, in turn, will pay to the Company amounts equal to the refunds the Company would have been entitled to receive had the Company filed separate company returns, including interest and rebate of penalties. NMC will tender payment to the Company no later than the time the Company would have been entitled to receive such tax refunds from the IRS or the relevant state taxing authorities had the Company filed on a separate return basis.

     The Company may deduct net operating losses from federal or state taxable income as determined on a separate return basis. Such loss will be given effect only to the extent that the losses reduced the actual tax liability of the consolidated or combined group, or resulted in an actual refund of tax to the group. NMC's obligation will not extend to any interest on such taxes.

     In the event that the Company fails to satisfy its obligations regarding payment of federal or state income taxes, interest and penalties under the agreement, NMC can seek payment of such obligations from any member of the Newmont consolidated or combined group that is owned directly or indirectly by the Company.

                             EXECUTIVE COMPENSATION

     As of November 1, 1993, Mr. Parker stepped down as Chief Executive Officer of the Company and of NMC. On November 30, 1993 he retired as an employee, after serving the Companies in various capacities for over 34 years. Mr. Parker will continue to serve as Chairman of the Company and of NMC, however, and has been retained by the Company and NMC as a consultant (see "Director's Fees, Committees and Meetings" above). On November 1, 1993, Mr. Cambre was elected to the offices of Chief Executive Officer and Vice Chairman of the Company and of NMC.

     During 1993, all executive officers of the Company participated in certain NMC benefit plans and programs, including an incentive compensation plan, pension plans, stock option plans, savings plans, a severance pay plan, an officers death benefit plan and a group life insurance program. The cost of such participation was allocated between the Company and NMC pursuant to the terms of the Management Services Agreement. (See "Contractual Arrangements with Newmont Mining Corporation" above.)

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the net cash compensation paid by the Company (after recoveries from NMC), as well as certain other compensation paid or accrued for 1993, 1992 and 1991, to the Chief Executive Officer, to Mr. Parker, who served as Chief Executive Officer through November 30, 1993 and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, only for services rendered to the Company. All of the named executive officers, except Mr. Mullin, also served as executive officers of NMC in 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                               ANNUAL COMPENSATION                  COMPENSATION
                                       ------------------------------------    ----------------------
                                                                  OTHER        RESTRICTED  SECURITIES
            NAME/                                                 ANNUAL        STOCK      UNDERLYING      ALL OTHER
      PRINCIPAL POSITION       YEAR    SALARY(1)   BONUS(1)    COMPENSATION    AWARDS(2)   OPTIONS(#)    COMPENSATION(5)
- ------------------------------ ----    --------    --------    ------------    --------    ----------    --------------
Ronald C. Cambre               1993    $ 23,000(3) $ 21,000        $ --        $    --       242,000         $   --
  Vice Chairman and            1992         N/A         N/A         N/A            N/A           N/A            N/A
  Chief Executive Officer      1991         N/A         N/A         N/A            N/A           N/A            N/A
Gordon R. Parker               1993     105,194(3)   97,749          --             --            --          2,070
  Chairman                     1992      69,150      47,220          --         12,900       240,000(4)       4,850
                               1991     184,400     216,000         N/R             --        30,000            N/R
T. Peter Philip                1993      98,350(3)   52,917          --         19,454            --          2,610
  President and                1992      75,000      45,101          --         11,250        88,000(4)       5,750
  Chief Operating Officer      1991     232,500     234,000         N/R             --        17,500            N/R
Graham M. Clark, Jr.           1993      96,750      46,266          --         14,386            --          4,050
  Senior Vice President        1992      90,000      47,359          --         10,800       120,000(4)       4,050
  and General Counsel          1991      84,175      63,450         N/R             --        12,500            N/R
Walter R. Lawrence             1993     114,080      50,913          --         13,332            --          5,580
  Senior Vice President,       1992     140,000      77,695          --         19,200       120,000(4)       7,200
  Operations                   1991     132,413      90,000         N/R             --        10,000            N/R
W. James Mullin(6)             1993     120,625      29,468          --             --         3,750(4)       7,238
  Vice President and           1992         N/R         N/R         N/R            N/R           N/R            N/R
  General Manager              1991         N/R         N/R         N/R            N/R           N/R            N/R

- ---------------

N/R -- Not reportable
N/A -- Not applicable

(1) Represents the following percentages of total salary and bonus paid to the named executive officers of the Company. Services rendered by these individuals to NMC and its subsidiaries, other than the Company, have been charged to and recovered from NMC.

                                                                             PERCENTAGE APPLICABLE
                                NAME                                YEAR        TO THE COMPANY
   ---------------------------------------------------------------  ----     ---------------------
   Ronald C. Cambre...............................................  1993               28%
                                                                    1992               N/A
                                                                    1991               N/A
   Gordon R. Parker...............................................  1993               23%
                                                                    1992               15%
                                                                    1991               40%
   T. Peter Philip................................................  1993               29%
                                                                    1992               25%
                                                                    1991               90%
   Graham M Clark, Jr.............................................  1993               45%
                                                                    1992               45%
                                                                    1991               47%
   Walter R. Lawrence.............................................  1993               62%
                                                                    1992               80%
                                                                    1991               90%
   W. James Mullin................................................  1993              100%
                                                                    1992               N/R
                                                                    1991               N/R

(2) Value of restricted NMC common stock awards allocable to the Company pursuant to the terms of the Management Services Agreement awarded under NMC's Annual Incentive Compensation Plan for 1993 awarded at the election of NMC's Compensation Committee in lieu of cash. See footnote 1, above. Such shares, which are subject to a two-year vesting period, are entitled to regular dividends payable by NMC.

(3) The amount shown for Mr. Cambre is based on annualized aggregate base salary of $450,000 for the period from November 1, 1993 through December 31, 1993; the amount shown for Mr. Parker is based on annualized aggregate base salary of $461,000 for the period from January 1, 1993 through November 30, 1993. The amount in this column also includes directors fees of $2,000, $8,000 and $7,000 paid to Messrs. Cambre, Parker and Philip, respectively.

(4) These options vest over a period of five years except in the case of Mr. Philip whose options vest over a period of approximately three years and in the case of Mr. Mullin whose options vest over a period of two years. See "Option Grants in 1993" table below.

(5) Represents the Company's net contributions and credits to NMC's Employee Savings Plan and nonqualified supplemental Savings Equalization Plan for Messrs. Parker, Philip, Clark, Lawrence and Mullin (See footnote 1, above.).

(6) Became an executive officer on December 15, 1993; previously he was Acting General Manager of the Company.

     STOCK OPTIONS GRANTED BY NMC. The following table contains information concerning the grant of stock options by NMC in 1993 under its stock option plans (at no cost to the Company) with respect to the named executive officers.

                             OPTION GRANTS IN 1993

                                                                                                     POTENTIAL REALIZABLE
                                       INDIVIDUAL GRANTS                                               VALUE AT ASSUMED
- ------------------------------------------------------------------------------------------------        ANNUAL RATES OF
                          NUMBER OF     PERCENT OF                                                        STOCK PRICE
                         SECURITIES    TOTAL OPTIONS                                                     APPRECIATION
                         UNDERLYING     GRANTED TO                    MARKET PRICE                      FOR OPTION TERM
                           OPTIONS     PARTICIPANTS      EXERCISE       ON GRANT      EXPIRATION    -----------------------
         NAME            GRANTED (#)      IN 1993      PRICE ($/SH)    DATE ($/SH)       DATE           5%          10%
- -----------------------  -----------   -------------   ------------   -------------   ----------    ----------   ----------
Ronald C. Cambre.......     50,000(1)        9.9           51.07          51.07        10/31/03     $1,608,705   $4,060,065
                            96,000(2)       19.1           51.07          51.07        10/31/03      3,088,714    7,795,325
                            24,000(3)        4.8           55.00          51.07        10/31/03        677,858    1,854,511
                            24,000(3)        4.8           60.00          51.07        10/31/03        557,858    1,734,511
                            24,000(3)        4.8           65.00          51.07        10/31/03        437,858    1,614,511
                            24,000(3)        4.8           70.00          51.07        10/31/03        317,858    1,494,511
W. James Mullin........      1,250(4)        0.3           46.88          46.88         4/26/03         36,918       93,174
                             2,500(4)        0.5           57.19          57.19        12/13/03         90,074      227,330

- ---------------

(1) These options were granted by NMC on November 1, 1993 and become exercisable for NMC common stock in four annual increments of 25% each commencing on June 23, 1994.

(2) These options were granted by NMC on November 1, 1993 and become exercisable for NMC common stock in four annual increments of 25% each commencing on April 28, 1994. All of these options are exercisable at the indicated exercise price but only if on the day prior to exercise the price of NMC's common stock is at least 125% of the exercise price ($63.84).

(3) These options were granted by NMC on November 1, 1993 and become exercisable for NMC common stock in full, as follows:

  EXERCISE                                              DATE ON
PRICE ($/SH)                                       WHICH EXERCISABLE
- ------------                                       -----------------
    55.00........................................    June 23, 1994
    60.00........................................    June 23, 1995
    65.00........................................    June 23, 1996
    70.00........................................    June 23, 1997

(4) These options were granted by NMC on April 27, 1993 and December 14, 1993, respectively, and become exercisable for NMC common stock for 50% of such stock on the first anniversary date of each grant and for the remaining 50% on the second anniversary date of each grant.

     NMC OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to the named executive officers concerning the exercise of NMC options in 1993 and unexercised NMC options held as of the end of 1993.

                    AGGREGATED OPTION EXERCISES IN 1993 AND
                          1993 YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                        UNDERLYING                 VALUE OF UNEXERCISED
                                    SHARES                        UNEXERCISABLE OPTIONS            IN-THE-MONEY OPTIONS
                                   ACQUIRED                        AT 1993 YEAR-END (#)              AT 1993 YEAR-END
                                      ON           VALUE       ----------------------------    ----------------------------
                                 EXERCISE (#)     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                 ------------    ----------    -----------    -------------    -----------    -------------
Ronald C. Cambre...............          --      $       --           --         242,000        $      --      $   367,440(1)
Gordon R. Parker...............     162,167       2,913,296       31,500          48,000          309,015          545,760
T. Peter Philip................      51,680         474,874        5,000          56,320           89,050          611,899
Graham M. Clark, Jr. ..........      69,250       1,130,214        3,750          96,000           66,788        1,008,360
Walter R. Lawrence.............          --              --       48,159          96,000          763,162        1,008,360
W. James Mullin................       3,125          41,484        3,625           5,000           49,555           29,344

- ---------------
(1) Does not include any value with respect to NMC options with an exercise price of $51.07 which are exercisable only if on the day prior to exercise the price of NMC's common stock is at least 125% of the exercise price ($63.84) since the fair market value of NMC's common stock on December 31, 1993 was $57.31.

     PENSION PLANS AND OTHER RETIREMENT BENEFITS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under NMC's qualified defined benefit pension plan (the "Pension Plan"), as well as under NMC's nonqualified supplemental pension plan (the "Pension Equalization Plan") that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with NMC, the Company and their subsidiaries.

                               PENSION PLAN TABLE

                                                               YEARS OF SERVICE
                                         -------------------------------------------------------------
REMUNERATION                                15           20           25           30           35
- ------------                             ---------    ---------    ---------    ---------    ---------
 $  100,000............................  $  26,250    $  35,000    $  43,750    $  52,500    $  61,250
    150,000............................     39,375       52,500       65,625       78,750       91,875
    200,000............................     52,500       70,000       87,500      105,000      122,500
    250,000............................     65,625       87,500      109,375      131,250      153,125
    300,000............................     78,750      105,000      131,250      157,500      183,750
    350,000............................     91,875      122,500      153,125      183,750      214,375
    400,000............................    105,000      140,000      175,000      210,000      245,000
    450,000............................    118,125      157,500      196,875      236,250      275,625
    500,000............................    131,250      175,000      218,750      262,500      306,250
    550,000............................    144,375      192,500      240,625      288,750      336,875

                                                               YEARS OF SERVICE
                                         -------------------------------------------------------------
REMUNERATION                                15           20           25           30           35
- ------------                             ---------    ---------    ---------    ---------    ---------
    600,000............................    157,500      210,000      262,500      315,000      367,500
    650,000............................    170,625      227,500      284,375      341,250      398,125
    700,000............................    183,750      245,000      306,250      367,500      428,750
    750,000............................    196,875      262,500      328,125      393,750      459,375
    800,000............................    210,000      280,000      350,000      420,000      490,000
    850,000............................    223,125      297,500      371,875      446,250      520,625
    900,000............................    236,250      315,000      393,750      472,500      551,250
    950,000............................    249,375      332,500      415,625      498,750      581,875
  1,000,000............................    262,500      350,000      437,500      525,000      612,500
  1,050,000............................    275,625      367,500      459,375      551,250      643,125
  1,100,000............................    288,750      385,000      481,250      577,500      673,750

     A participant's remuneration covered by the Pension Plan is his or her average base salary and bonus, including amounts paid in the form of NMC restricted stock (as reported in the Summary Compensation Table) for the five consecutive years during the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full years, the period of his or her employment with NMC and its subsidiaries. The approximate term of service as of the end of 1993 for each named executive is: Mr. Cambre two months; Mr. Philip 35 years; Mr. Clark 10 years; Mr. Lawrence 17 years; Mr. Mullin 24 years. Benefits shown are computed on a straight single life annuity beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. The Company is a participating employer in NMC's Officers' Death Benefit Plan. The plan provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. Messrs. Parker, Philip and Clark were participants in a prior plan and have a death benefit of the greater of $770,000 or three times annual base salary while an active employee and a post-retirement death benefit for these three executive officers based on retirement at or after normal retirement age, of the greater of $385,000 or one times final annual base salary. For retirement prior to normal retirement age, the post-retirement death benefit for these three executive officers is 30% to 100% of the greater of $385,000 or one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan includes group life insurance maintained for the benefit of all salaried employees of the Company.

     EXECUTIVE AGREEMENTS. Employment agreements are currently in effect between NMC and Messrs. Cambre and Philip.

     Mr. Cambre's employment agreement provides for an aggregate base salary of $450,000 per annum through December 31, 1993 and $500,000 per annum through December 31, 1994. Thereafter, the amount of Mr. Cambre's base salary will be established by the Board of Directors. Pursuant to his employment agreement, Mr. Cambre was awarded a bonus for 1993 in the amount of $75,000 ($21,000 net to the Company after recoveries from NMC). Such amount was awarded in respect of Mr. Cambre's 1993 services and was based on the level of performance-based bonus that the Board of Directors determined was commensurate with the responsibilities undertaken by Mr. Cambre on behalf of the Company. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated without "cause" (as defined below) and without any breach by Mr. Cambre of his agreement, Mr. Cambre will be entitled to receive a lump sum payment equal to twice his base salary for each twelve-month period in the remaining term of his employment, provided that such term will not exceed two years.

     Mr. Philip's employment agreement provides for an aggregate base salary, as adjusted through 1993, of $315,000 per annum. In the event Mr. Philip's employment is terminated without "cause" (as defined below) and without any breach by Mr. Philip of his agreement, Mr. Philip will be entitled to receive an amount equal to the total base salary and incentive compensation that would have been payable to him during the remaining term of his employment, which term expires on April 1, 1995. The amount of "incentive compensation" payable to Mr. Philip after such a termination will be based on prior annual incentive compensation payments, but will, in no event, be less than 70% of Mr. Philip's base salary in effect at the time of termination. In addition, Mr. Philip will continue to participate in NMC's health and welfare plans throughout the succeeding two-year period and to enjoy all rights under NMC's pension and other benefit plans. Disputes as to any termination of Mr. Philip's employment are subject to binding arbitration. The agreement states that it shall be binding upon any successor to NMC.

     Mr. Philip has announced his intention of retiring from his position as President and Chief Operating Officer and as a director of the Company and NMC as of December 31, 1994. From January 1, 1995 through April 1, 1995, he will continue to be employed by the Company in an advisory capacity, at a salary (on an annualized basis) of $200,000 per year. It is anticipated that, from April 2, 1995 through December 31, 1995, Mr. Philip will act as a consultant to the Company pursuant to an agreement to be negotiated.

     Supplemental severance agreements are currently in effect between NMC and Messrs. Clark and Lawrence. These agreements expire on December 31, 1994. In the event their employment is terminated other than for "cause" (as defined below) then they will be entitled to twelve months pay and benefits. Included in such amount is an incentive compensation payment, which is based on prior years' incentive payments, but which will in no event be less than 25% of the executive's base salary for the applicable measurement period. In the event of termination of employment within two years following a defined change in control of NMC, Messrs. Clark and Lawrence will be entitled to eighteen months pay and benefits. Any benefits to which they are entitled from NMC's Severance Pay Plan reduce the benefits due under these agreements.

     "Cause" as a basis for termination in the executive employment agreements described above is generally limited to (i) misappropriation of funds of the Company, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Company and a third party without the prior approval of such profit by the Board of Directors or (iv) obtaining a personal profit from the sale of the Company's trade secrets.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of directors who are neither officers nor employees of the Company. The Committee is responsible to the Board and by extension to the stockholders for setting and administering the policies which govern both annual compensation and stock incentive programs for the Company's executive officers and other key employees. There are three elements to the Company's executive compensation program: base salaries, annual incentives and stock options.

     BASE SALARY. The base salaries of Mr. Cambre and other executive officers fall within salary ranges that reflect competitive pay levels within the mining industry as a whole for the positions they hold. The Company subscribes to and participates in executive level surveys that address compensation in the mining industry and in U.S. industry, generally. Such surveys include some, but not all of, and are not limited to, the companies that are represented in the S&P Gold Index shown on the Corporation's Performance Graph, below. Based on such information, the Committee believes that salaries of the Company's executive officers are generally at the median of executive salaries for comparable positions in the mining industry.

     Base salary increases are considered on the basis of changes in industry levels, subject to evaluated individual contribution and the Company's performance in the prior year. Mr. Parker's base salary was not increased in 1993, because the Committee believed that increases in Mr. Parker's total compensation for this period would be better implemented through year-end incentive performance awards rather than through base salary adjustments.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to NMC's Annual Incentive Compensation Plan. Executive officers (and other employees at specified salary levels) are eligible to receive both a corporate performance award and a personal performance award. Corporate performance awards are paid in cash and are based upon the Company's attainment of production and cost-of-production goals which are established annually in advance by NMC's Board of Directors on the recommendation of its Compensation Committee after consultation with the Company. At year-end, actual cash costs of production are adjusted to consider the effect of actual production over or under targeted production. Such adjusted costs are then compared with targeted costs to determine a "corporate performance percentage". The Company must achieve a minimum performance percentage (designated by the NMC Board of Directors, after consultation with the Company's Board of Directors, to be 85%) before any awards based on corporate performance can be made to participants in the Plan. Corporate performance awards are incrementally increased in accordance with incrementally higher performance percentages (with the maximum percentage being 120%). In 1993, the Company achieved a performance percentage of 104%. In addition, each year NMC's Board of Directors designates a minimum average price of gold per ounce when the corporate performance target is determined. No incentive awards may by paid in respect of any year in which NMC does not realize such minimum average price of gold per ounce.

     Personal performance awards are based upon an evaluation of a participant's personal contribution to the Company's and NMC's success and are also typically paid in cash. However, for 1993 personal performance awards to Messrs. Philip, Clark and Lawrence were paid 50% in cash and 50% in the form of restricted shares of NMC's common stock, subject to two-year vesting provisions. The restricted stock component of the annual incentive award program is intended to align the interests and motivation of such recipients with NMC's stockholders and by extension the Company's stockholders. It is the Committee's view that such ownership will positively influence long-term decision making, since awards for current performance will be impacted by future stock prices. In making incentive awards based on the personal performance of the Company's executive officers, the Committee considers a variety of factors, including the success of each executive in accomplishing significant tasks on behalf of NMC and the Company. Because most of the Company's officers and employees devote their time to the mutual interests of the Company and NMC, substantial portions of the personal performance awards reflect achievements that benefit both Companies. In 1993, for example, the Company's senior management devoted considerable effort to planning and preparing for the Transaction. (See "Recent Developments" above.) In addition, the viability of projects in various global locations, such as Uzbekistan, Indonesia and Peru, depended on the ability of the Companies' officers and employees to manage and resolve regulatory, financial, technological, operational and other issues in new and challenging environments. The 1993 personal performance awards made to senior executives were strongly influenced by each executive's contributions to the ongoing success of such projects and to the positioning of the Company and NMC for future worldwide activity.

     Corporate and personal performance awards are calculated as a percentage of base salary. In general, performance awards represent a higher percentage of salary for recipients holding positions of greater responsibility in the Company.

     The Chief Executive Officer's corporate performance award is based on the corporate performance percentage described above, while his personal performance award is based on his individual accomplishments as well as the overall results of NMC and the Company. Mr. Parker's total all cash annual incentive award for 1993 of $424,995 was approximately equal to his prorated base salary for the portion of the year prior to his retirement on November 30, 1993. Approximately $170,000 of such incentive award (40% of the total award) was based on a "corporate performance percentage" of 104% pursuant to NMC's Annual Incentive Compensation Plan as described above. Approximately $255,000 (60% of the total award) was based on Mr. Parker's personal performance evaluation, which reflects Mr. Parker's continuing leadership in developing and executing NMC's projects in Uzbekistan, Indonesia and Peru, in structuring and working toward completion of the Transaction and in the positioning of the Companies for future growth. Such award was also influenced by a 52% increase in NMC's net income per share (over 1992 net income per share) and a 43% increase in the Company's net income per share (over 1992 net income per share). Mr. Parker's total 1993 incentive award exceeded his 1992 award (which consisted of cash and restricted stock) by 6%. All incentive compensation amounts described above are before recoveries from NMC.

     Mr. Cambre was awarded a bonus for 1993 in the amount of $75,000 (before recoveries from NMC) as a condition to his agreement to join the Company and NMC as Chief Executive Officer and Vice Chairman. Such bonus reflects, on a prorated basis, the bonus that the Committee believes is commensurate with the responsibilities undertaken by Mr. Cambre as Chief Executive.

     STOCK OPTIONS. The third element of executive compensation -- stock options -- is long-term in nature. In 1992, NMC's Compensation Committee, which is also responsible for administering NMC's stock option plans, suspended its practice of making semi-annual stock option grants to Messrs. Parker, Philip, Clark and Lawrence. Instead, NMC's Compensation Committee awarded special equity option grants to these executives. In addition, Mr. Cambre was also awarded special equity option grants in November 1993. The awards were based upon recommendations contained in a study undertaken for NMC's Compensation Committee by an independent compensation consultant who had been asked to design an option program which would align the financial interests of its key executives more closely with those of the stockholders of NMC. The Committee concurred with these forms of awards.

     The equity awards are essentially stock options with special pricing features. With respect to half of the special grant the options have no value unless NMC's common stock price rises to 125% of the exercise price on the day prior to exercise. With respect to the other half of the special grants the exercise prices are set at succeedingly higher levels above the value of NMC's common stock on the grant date. Termination of employment before vesting for any reason (other than a defined change-in-control) generally causes cancellation of the unvested portion. Individuals must own and place on deposit with NMC a number of shares equal to 2% of the option shares they were granted. The purpose of the deposited shares is to evidence a commitment to ownership and risk on the part of the executive in exchange for the leveraged opportunity to participate in the growth in share value represented by the options, which are otherwise a "riskless" grant. The shares come off deposit when an option is exercised or expires. If the required number of shares are not placed on deposit, or if they are taken off deposit early, the option is proportionately reduced. No new grants to Messrs. Cambre, Philip, Clark and Lawrence are contemplated for several years. Mr. Parker is no longer eligible to receive grants.

     SUMMARY. The Committee believes that, with respect to Messrs. Cambre, Philip, Clark, Lawrence and Mullin, the combination of competitive base salaries, potentially significant performance-based annual incentives paid partially in restricted stock, and a highly leveraged equity incentive represented by premium-priced options combined with an ownership commitment, represents a highly motivational and effective senior executive compensation program that strongly aligns the interests of management with those of the stockholders in achieving above average long-term returns on investment.

     RECENT TAX LAW CHANGES. Under the Revenue Reconciliation Act of 1993,
section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committee believes that the NMC stock option plans comply with the exceptions to this new limitation. Because the exceptions to such limitation as applicable to the Company's incentive compensation awards, however, could inhibit the Committee's ability to adjust performance criteria as it deems appropriate, and because the Committee does not currently anticipate any significant increase in tax liability to the Company as a result of the section 162 amendments, the Committee has not altered its approach to setting executive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Company's tax position in the future, the Committee will consider establishing performance criteria that will allow the Company to avail itself of all appropriate tax deductions.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

            Thomas A. Holmes, Chairman       Joseph P. Flannery
            Rudolph I. J. Agnew              William I. M. Turner, Jr.

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes $100 invested on December 31, 1988 in the Company's common stock, the S&P 500 Index and the S&P Gold Index.

                      CUMULATIVE VALUE OF $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

      MEASUREMENT PERIOD         NEWMONT GOLD     S&P 500 IN-      S&P GOLD
    (FISCAL YEAR COVERED)           COMPANY           DEX            INDEX
1988                                  100             100             100
1989                                  143             132             145
1990                                  123             128             128
1991                                  116             166             104
1992                                   94             179              97
1993                                  137             197             178

                            SECTION 16(A) REPORTING

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. All Section 16(a) filing requirements applicable to the Company's directors and executive officers were complied with except that one purchase of 2,000 shares of the Company's common stock by Pierre Haas, a director, was reported on Form 5. Such Form 5 was filed in lieu of a Form 4, which should have been filed approximately one month earlier.

                               (2) OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

P                            NEWMONT GOLD COMPANY
R                  PROXY SOLICITED BY BOARD OF DIRECTORS FOR
O            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 12, 1994
X
Y The undersigned hereby appoints GRAHAM M. CLARK, JR., WAYNE W. MURDY and TIMOTHY J. SCHMITT, and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Gold Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 12, 1994 at 9:00 a.m., local time, in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado, and any adjournments thereof, upon the matter listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

               Election of Directors -- Nominees:
               R.I.J. Agnew, J.P. Bolduc, R.C. Cambre,
               J.P. Flannery, T.A. Holmes,
               G.R. Parker, T.P. Philip, R.A. Plumbridge,
               R.H. Quenon, J.V. Taranik, W.I.M. Turner, Jr.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                     (   SEE   )
                                                                     ( REVERSE )
                                                                     (   SIDE  )

(X) Please mark your                                                       0233
    votes as in this
    example.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS.
- ------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR
                     ELECTION OF DIRECTORS (SEE REVERSE):
- ------------------------------------------------------------------------------
                      FOR           WITHHELD
Election of          (   )            (   )
Directors (see
reverse)
For, except vote withheld from the following nominee(s):


- --------------------------------------------
- ------------------------------------------------------------------------------

                                             Please sign exactly as name appears
                                             hereon. Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee or
                                             guardian, please give full title as
                                             such.

                                             Each signer hereby revokes all
                                             previously signed proxies to vote
                                             at the meeting or any adjournments
                                             thereof.

                                             -----------------------------------

                                             -----------------------------------
                                              SIGNATURE(S)           DATE